UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ____________

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )

                           Coulter Pharmaceutical Inc.
                ------------------------------------------------
                                (Name of issuer)

                                  Common Stock
                  --------------------------------------------
                         (Title of class of securities)

                                    222116105
               ---------------------------------------------------
                                 (CUSIP number)

                                 March 2, 2000
               ---------------------------------------------------
             (Date of Event which requires filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               | | Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               | | Rule 13d-1 (d)

-----------------                                -------------------------------
CUSIP No. 222116105         13G                          Page 2 of 10 Pages
-----------------                                -------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY                        0
OWNED BY                     ------ --------------------------------------------
EACH                                SHARED VOTING POWER
REPORTING                    6      1,045,200
PERSON WITH                  ------ --------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      1,045,200
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,045,200*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                   |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.2%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------

-------------

* Included in this figure are the securities reported by Deutsche Funds Holding GmbH and Deutsche Gesellschaft fur Wertpapiersparen mbH on the following cover pages.


** Included in this percentage are the percentages of securities reported by Deutsche Funds Holding GmbH and Deutsche Gesellschaft fur Wertpapiersparen mbH on the following cover pages.

-----------------                                -------------------------------
CUSIP No. 222116105         13G                          Page 3 of 10 Pages
-----------------                                -------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Funds Holding GmbH
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY                        0
OWNED BY                     ------ --------------------------------------------
EACH                                SHARED VOTING POWER
REPORTING                    6      1,045,200
PERSON WITH                  ------ --------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      1,045,200
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,045,200*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.2%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------

*    Included   in  this  figure  are  the   securities   reported  by  Deutsche
     Gesellschaft fur Wertpapiersparen mbH on the following cover page.

** Included in this percentage is the percentage of securities reported by Deutsche Gesellschaft fur Wertpapiersparen mbH on the following cover page.

-----------------                                -------------------------------
CUSIP No. 222116105         13G                          Page 4 of 10 Pages
-----------------                                -------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Gesellschaft fur Wertpapiersparen mbH
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY                        0
OWNED BY                     ------ --------------------------------------------
EACH                                SHARED VOTING POWER
REPORTING                    6      1,045,200
PERSON WITH                  ------ --------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      1,045,200
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,045,200
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                   |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.2%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                  Coulter Pharmaceutical Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  The address of the Issuer's principal executive offices is 600 Gateway Boulevard, South San Francisco, California 94080.

Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Funds Holding GmbH ("DWS Group") and Deutsche Gesellschaft fur Wertpapiersparen mbH ("DWS" and, together with DBAG and DWS Group, the "Reporting Persons").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

                  The principal place of business of DWS Group is Gruneburgweg 113-115, 60323 Frankfurt, Federal Republic of Germany.

                  The principal place of business of DWS is Gruneburgweg 113-115, 60323 Frankfurt, Federal Republic of Germany.

Item 2(c).        Citizenship:

                  The citizenship of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is common stock (the "Common Stock").

Item 2(e).        CUSIP Number:

                  The CUSIP number of the Common Stock is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a)  |_| Broker or dealer  registered  under section 15 of the
                           Act;

                  (b)  |_| Bank as defined in section 3(a)(6) of the Act;

                  (c)  |_| Insurance  Company as defined in section  3(a)(19) of
                           the Act;

                  (d)  |_| Investment  Company registered under section 8 of the
                           Investment Company Act of 1940;

                  (e)  |_| An investment  adviser in accordance  with Rule 13d-1
                           (b)(1)(ii)(E);

                  (f)  |_| An  employee  benefit  plan,  or  endowment  fund  in
                           accordance with Rule 13d-1 (b)(1)(ii)(F);

                  (g)  |_|  A  parent  holding  company  or  control  person  in
                            accordance with Rule 13d-1 (b)(1)(ii)(G);

                  (h)  |_| A savings  association  as defined in section 3(b) of
                           the Federal Deposit Insurance Act;

                  (i)  |_| A church plan that is excluded from the definition of
                           an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                  (j)  |_| Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1 (c), check this box. |X|

Item 4.  Ownership.

                  (a)  Amount beneficially owned:

                       Each of the  Reporting  Persons  owns the amount of the
                  Common Stock as set forth on the applicable cover page.

                  (b)  Percent of class:

                       Each of the  Reporting  Persons owns the  percentage of
                  the Common Stock as set forth on the applicable cover page.

                  (c)  Number of shares as to which such person has:

                       (i) sole power to vote or to direct the vote:

                           Each of the  Reporting  Persons  has the sole  power
                        to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                       (ii) shared power to vote or to direct the vote:

                            Each of the  Reporting  Persons  has the shared
                       power to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                       (iii) sole power to dispose or to direct the  disposition
                             of:

                             Each of the  Reporting  Persons  has the sole power
                        to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

                       (iv) shared power to dispose or to direct the disposition
                            of:

                            Each of the  Reporting Persons has the shared power
                        to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Investment management clients of each of the Reporting Persons have the ultimate right to any dividends from Common Stock and the proceeds from the sale of Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 10, 2000



                                 DEUTSCHE BANK AG



                                 By: /s/ Dr. Dieter Eisele
                                    ----------------------------------------
                                    Name:   Dr. Dieter Eisele
                                    Title:  Group Head of Compliance



                                 By: /s/ Dr. Rainer Grimberg
                                    ----------------------------------------
                                    Name: Dr. Rainer Grimberg
                                    Title:  Vice President

                                                                     EXHIBIT 1

                     Consent of Deutsche Funds Holding GmbH

         The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Funds Holding GmbH and Deutsche Gesellschaft fur Wertpapiersparen mbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  March 10, 2000



                                    DEUTSCHE FUNDS HOLDING GMBH



                                    By: /s/ Peter Garfunder
                                       -----------------------------------
                                       Name:   Peter Garfunder
                                       Title:  Managing Director



                                    By: /s/ Ralf Ring
                                       -----------------------------------
                                       Name:   Ralf Ring
                                       Title:  Head of Compliance (DWS)

                                                                       EXHIBIT 2


            Consent of Deutsche Gesellschaft fur Wertpapiersparen mbH


         The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Funds Holding GmbH and Deutsche Gesellschaft fur Wertpapiersparen mbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  March 10, 2000



                                 DEUTSCHE GESELLSCHAFT FUR WERTPAPIERSPAREN MBH



                                 By: /s/ Peter Garfunder
                                     -----------------------------------
                                     Name:   Peter Garfunder
                                     Title:  Managing Director



                                 By: /s/ Ralf Ring
                                     -----------------------------------
                                     Name:   Ralf Ring
                                     Title:  Head of Compliance (DWS)